SYSCO

SYSCO Corporation 1390 Enclave Parkway Houston, Texas 77077-2099 (281) 584-1390	NEWS RELEASE

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
	CONTACT:	Neil A. Russell
Assistant Vice President,
Investor Relations
(281) 584-1308
SYSCO REPORTS FIRST QUARTER DILUTED EPS OF $0.43
HOUSTON, November 5, 2007 — SYSCO Corporation (NYSE: SYY) today announced financial results for its 13-week first quarter of fiscal 2008 ended September 29, 2007.
First Quarter Fiscal 2008 Highlights
•	Sales increased 8.5% to $9.41 billion from $8.67 billion in last year’s first quarter.

•	Net earnings were $267.0 million compared to $230.1 million in last year’s first quarter, an increase of 16.0%.

•	Diluted earnings per share (EPS) increased 16.2% to $0.43 compared to $0.37 in the first quarter of fiscal 2007.
     “We started the year with a solid quarter,” said Richard J. Schnieders, SYSCO’s chairman and chief executive officer. “Sales growth was in line with our expectations and we’re pleased to have leveraged it into 16% EPS growth.”
Sales
     Sales for the first quarter grew 8.5% over the same period last year. Sales from acquisitions (less than 12 months) contributed 0.2% to the quarter’s sales growth. Food cost inflation, as estimated by the change in SYSCO’s cost of goods, was 5.9% for the quarter.
Operating Income
     Operating income grew 15.9% year over year, increasing from 4.52% of sales to 4.83%. Gross profit dollars increased 7.3% while operating expense growth was limited to 4.7% for the period, in part, due to the ongoing implementation of effective cost control measures. As noted above, the prevailing market environment was characterized by unusually high food cost inflation for the second consecutive quarter. These conditions contributed to a 21 basis point reduction in gross margins and a 51 basis point decrease in operating expenses as a percentage of sales from the same period last year.
     Operating expenses for the first quarter were favorably impacted by a $16.3 million reduction in share-based compensation expense as a result of moving the incentive stock option grant date from the first quarter to the second quarter. The company expects that this benefit will partially reverse and result in comparatively higher share-based compensation expense in the second quarter. Conversely, first quarter results were negatively impacted by a $9.4 million charge for an anticipated accelerated future contribution to one of the company’s multi-employer pension plans.
     “We are pleased with this quarter’s results,” said Ken Spitler, SYSCO’s President and Chief Operating Officer. “We are on the right track with our initiatives and plan to remain focused on driving profitable growth.“
Capital Spending
     Capital expenditures totaled $131.5 million for the first quarter. The primary areas for investments included facility replacements and expansions, construction of fold-out operations, additions to SYSCO’s fleet and the new redistribution center in Alachua, FL.
     For the full fiscal year 2008, the company continues to project that capital expenditures will be in the range of $625 million to $650 million.

Conference Call & Webcast
     SYSCO’s first quarter 2008 earnings conference call will be held on Monday, November 5, 2007 at 10:00 a.m. EST. A live webcast of the call, as well as a copy of this press release, will be available online at www.sysco.com in the Investor Relations section.
About SYSCO
     SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers that prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. For the fiscal year 2007, the company generated over $35 billion in sales. For more information about SYSCO visit www.sysco.com.
Forward-Looking Statements
     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding future growth; and projections regarding capital expenditures. These statements involve risks and uncertainties and are based on management’s current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include risks that pertain to SYSCO’s business, including the risks relating to the foodservice distribution industry’s relatively low profit margins and sensitivity to general economic conditions, including the current economic environment and consumer spending; increased fuel costs; SYSCO’s leverage and debt risks; the successful completion of acquisitions and integration of acquired companies as well as the risk that acquisitions could negatively impact the Company’s stock price, operating results or debt ratio or significantly increase the Company’s liquidity requirements; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; construction schedules; management’s allocation of capital and the timing of capital purchases such as fleet and equipment; competitive conditions; labor issues; and internal factors such as the ability to control expenses. Earnings are also impacted by option expensing, which is based on certain assumptions regarding the number and fair value of options granted, resulting tax benefits and shares outstanding. Capital expenditures may vary from those projected based on changes in business plans and other factors, including those described above. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 as filed with the Securities and Exchange Commission.
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SYSCO CORPORATION
CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)
(In Thousands Except for Share Data)

	For the 13-Weeks Ended
	September 29, 2007	September 30, 2006
Sales	$9,405,844	$8,672,072
Cost of sales	7,614,702	7,002,856

Gross margins	1,791,142	1,669,216
Operating expenses	1,336,509	1,276,882

Operating income	454,633	392,334
Interest expense	26,371	25,766
Other income, net	(3,032)	(9,038)

Earnings before income taxes	431,294	375,606
Income taxes (38.10% in ‘08; 38.73% in ’07)	164,305	145,458

Net earnings	$266,989	$230,148

Net earnings:
Basic earnings per share	$0.44	$0.37

Diluted earnings per share	$0.43	$0.37

Average shares outstanding	610,810,914	620,127,064

Diluted average shares outstanding	617,108,313	625,486,950

Comparative segment sales data.

(Unaudited)	For the 13-Weeks Ended
($000)	September 29, 2007	September 30, 2006
Sales:
Broadline	$7,497,399	$6,844,822
SYGMA	1,134,707	1,072,077
Other	887,562	868,815
Intersegment	(113,824)	(113,642)

Total	$9,405,844	$8,672,072

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SYSCO CORPORATION
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	September 29, 2007	September 30, 2006
ASSETS
Current assets
Cash	$190,154	$180,721
Receivables	2,765,213	2,636,834
Inventories	1,865,355	1,715,608
Prepaid expenses and other current assets	117,661	74,735
Deferred taxes	91,444	87,292

Total current assets	5,029,827	4,695,190
Plant and equipment at cost, less depreciation	2,780,780	2,486,301
Other assets
Goodwill	1,394,814	1,329,782
Intangibles	90,393	96,136
Restricted cash	99,755	111,673
Prepaid pension cost	389,720	400,049
Other	232,655	242,959

Total other assets	2,207,337	2,180,599

Total assets	$10,017,944	$9,362,090

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$2,700	$6,000
Accounts payable	2,079,131	1,913,688
Accrued expenses	779,968	694,069
Accrued income taxes	509,370	480,775
Current maturities of long-term debt	3,576	106,933

Total current liabilities	3,374,745	3,201,465
Other liabilities
Long-term debt	1,969,804	1,738,858
Deferred taxes	734,169	861,776
Other long-term liabilities	641,771	372,149

Total other liabilities	3,345,744	2,972,783
Contingencies
Shareholders’ equity
Preferred stock	—	—
Common stock, par $l per share	765,175	765,175
Paid-in capital	655,609	555,409
Retained earnings	5,600,065	5,124,362
Accumulated other comprehensive income	61,218	84,171
Treasury stock	(3,784,612)	(3,341,275)

Total shareholders’ equity	3,297,455	3,187,842

Total liabilities and shareholders’ equity	$10,017,944	$9,362,090

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SYSCO CORPORATION
CONSOLIDATED CASH FLOWS (Unaudited)
(In Thousands)

	For the 13-Weeks Ended
	September 29, 2007	September 30, 2006
Cash flows from operating activities:
Net earnings	$266,989	$230,148
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	15,193	31,481
Depreciation and amortization	90,456	90,060
Deferred tax provision	155,164	133,866
Provision for losses on receivables	7,281	8,915
Gain on sale of assets	(202)	(5,452)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(144,184)	(151,316)
(Increase) in inventories	(138,237)	(104,342)
Decrease (increase) in prepaid expenses	6,027	(15,588)
Increase in accounts payable	83,871	27,364
(Decrease) in accrued expenses	(131,699)	(55,564)
(Decrease) in accrued income taxes	(16,103)	(4,596)
(Increase) in other assets	(10,679)	(6,905)
Increase (decrease) in other long-term liabilities and prepaid pension cost, net	10,672	(2,112)
Excess tax benefits from share-based compensation arrangements	(2,783)	(2,776)

Net cash provided by operating activities	191,766	173,183

Cash flows from investing activities:
Additions to plant and equipment	(131,543)	(115,879)
Proceeds from sales of plant and equipment	1,071	10,252
Acquisition of businesses, net of cash acquired	(25,750)	(43,443)
Decrease (increase) in restricted cash balances	2,174	(11,899)

Net cash used for investing activities	(154,048)	(160,969)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments), net	194,120	90,544
Other debt borrowings	771	831
Other debt repayments	(880)	(2,152)
Debt issuance costs	—	—
Common stock reissued from treasury	52,842	45,186
Treasury stock purchases	(189,484)	(65,281)
Dividends paid	(116,339)	(105,233)
Excess tax benefits from share-based compensation arrangements	2,783	2,776

Net cash used for financing activities	(56,187)	(33,329)
Effect of exchange rate changes on cash	751	(61)

Net (decrease) in cash	(17,718)	(21,176)
Cash at beginning of period	207,872	201,897

Cash at end of period	$190,154	$180,721

Cash paid during the period for:
Interest	$35,161	$32,816
Income taxes	19,834	15,658
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Comparative Supplemental Statistical Information Related to Sales (Unaudited)
Comparative SYSCO Brand Sales and Marketing Associate-Served Sales data are summarized below.

	For the 13-Weeks Ended
	September 29, 2007	September 30, 2006
SYSCO Brand Sales as a % of MA-Served Sales	51.40%	52.68%
SYSCO Brand Sales as a % of Total Traditional Broadline Sales	42.98%	44.69%
MA-Served Sales as a % of Total Traditional Broadline Sales	50.83%	51.17%
Note: This information has been changed to include Canadian broadline sales statistics.
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